UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NOBLE ROMAN’S, INC.
(Name of Registrant as Specified In Its Charter)

BT BRANDS, INC.
GARY COPPERUD KENNETH BRIMMER
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Press Release

CONTACT FOR FURTHER INFORMATION:

KENNETH BRIMMER   612-229-8811

Noble Roman Continues Effort to Limit Shareholder Voting

Vote Your Blue Proxy

June 29, 2023

West Fargo, ND.--(BusinessWire) – BT Brands, Inc. (Nasdaq: BTBD and BTBDW),  (“BT”) Commenting on the June 28, 2023, press release by Noble Roman’s, Inc. (“NROM”), Gary Copperud, BT’s CEO, a NROM shareholder and nominee for the contested board seat, noted, “The Mobley’s are communicating their desperation in the press release. Of course, their claim that BT, in any manner, admitted it falsely represented its ownership of NROM stock is a total fabrication. Noble Roman’s attacks on the process are intended to divert investors’ attention from NROM’s management team’s abysmal financial performance over the last eight years, during which management continued to reward itself with exorbitant salaries and millions of stock options. Ironically, Paul Mobley (NROM’s Chairman) believes that he has effectively refuted our criticism of his company’s financial performance because the financial results are what they are. NROM’s financial performance speaks volumes about management and are clear to any reader. How have the facts shown actual performance been refuted? BT’s case to NROM shareholders always has been to state the facts regarding the company’s performance over the last eight years.” To demonstrate the transparency of the nomination and election process, Mobley noted that “(…our by-laws have been publicly available for many years)” when, in fact, NROM’s articles of incorporation are not available on the SEC website. If the company’s “foundational” (their word) documents are so essential and corporate governance is so important, raises the questions as to why investors cannot access several significant documents on the SEC website including the Articles of Incorporation, the Company’s stock option plan, and a Form 8-K describing the most recent revision in its senior debt agreement increasing monthly debt service to $83,000 from $33,000.

In detailed correspondence to NROM and its legal counsel, we set forth our explanation as to why, considering all of the facts, the validity of BT’s nomination of Mr. Copperud should be affirmed:

•	NROM has been aware and acknowledged in writing through its legal counsel and in conference calls that BT is a significant shareholder of NROM. This also would have been evident when Noble Roman’s received a Non-Objecting Beneficial Shareholder (NOBO) list in February 2023 (which NROM has failed to provide to BT despite our multiple requests to obtain a copy and NROM’s legal obligation to provide it to BT. Therefore, the Notice of Intent and the delay in notifying BT of this purported deficiency is only a late-game tactic devised to thwart the election of Mr. Copperud, denying shareholders their right to cast a vote for a candidate who, based on BT’s assessment (and we deduce, it is also the conclusion of NROM) has the overwhelming support of shareholders.

•	As management of NROM has been aware since February 2023, BT and Mr. Copperud own approximately 9% of the outstanding shares of NROM common stock, a fact transparent from Forms 13D and Form 3 filed by BT with the SEC. NROM’s delay in sending its recent deficiency letter to BT reeks of iniquity and objectively represents an attempt to disenfranchise NROM’s shareholders of their voice in managing their company. It is a clear attempt to gain an advantage when the shareholders most need representation on the board of directors, given the dismal financial performance and plummeting stock prices over the last eight years.

2

•	Rule 14a-1(i) under the Securities Exchange Act of 1934 defines a “record holder” to mean and include “any broker, dealer, voting trustee, bank, association or other entity that exercises fiduciary powers which hold securities of record in nominee name or otherwise or as a participant in a clearing agency registered under section 17A of the Act.” Under this definition, the SEC specifically recognizes a person that holds securities through a nominee is a “record holder” for purposes of the proxy solicitation rules of Regulation 14A under the Exchange Act. Further, NROM’s bylaws recognize that owning stock in street name, where approximately 21 million of the 22.5 million outstanding shares of NROM common stock are held, constitutes ownership of common stock by defining a “Shareholder Associated Person” as “any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder.” (emphasis ours) NROM’s foundational document formally recognizes that a beneficial owner of securities is a shareholder in the company.

•	The facts tell the story of a failure of the board of directors of NROM to respect and abide by the will of the shareholders and may represent a material breach of the directors’ fiduciary duty of care to shareholders. In supporting management’s position that the nomination is defective, the directors are ignoring the voices of shareholders who elected them to protect and serve their interests in the face of management’s desires.

Our arguments are valid and persuasive and support BT’s right to nominate Mr. Copperud for election to NROM’s board of directors.  BT intends to vigorously pursue its rights in all venues and against all actors that would deny BT its rights as a shareholder.

In considering your vote on the Blue Card, we ask shareholders to consider the following non-refutable facts regarding Noble Roman’s performance since 2014:

•	The share price has declined from $2.14 to 20 cents;

•	Shareholders’ equity has fallen from $14.9 million to under $1.9 million;

•	Debt has increased from $2.7 million to $8.9 million;

•	Eight-year Compensation paid to the Mobleys has been approximately $5.9 million – representing nearly 40 percent of the decline in shareholders’ equity;

•	Current Employment Agreements commit over $5.9 million in future cash compensation;

•	Stock option awards approximating 21% of the outstanding shares, have been made in the face of abysmal performance and without shareholder approval.

About BT Inc.: BT, Inc. (BTBD and BTBDW) owns and operates a fast-food restaurant chain called Burger Time, with locations in North and South Dakota and Minnesota. In addition, the Company owns the Pie In The Sky Coffee and Bakery in Woods Hole, Massachusetts, the Village Bier Garten in Cocoa, Florida, and Keegan’s Seafood Grille near Clearwater, Florida. BT is seeking acquisitions within the restaurant industry.

3

Forward Looking Statements

This press release may contain statements that might be considered forward-looking statements or predictions of future operations. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

Investors Contact:

InvestorCom LLC

John Glenn Grau, 203-972-9300

info@investor-com.com

proxy@investor-com.com

19 Old Kings Highway S., Suite 130

Darien, CT 06820

(203) 972-9300 or (877) 972-0090

Notwithstanding BT Brands’ continuing efforts to overturn NROM’s disqualification of Mr. Copperud as a nominee for director and solicit proxies for Mr. Copperud, it is possible that we may not be successful. Accordingly, we advise shareholders that they remain eligible to vote in NROM’s annual meeting as described in NROM’s proxy materials.

4